Exhibit 99.2

TIER REIT Announces Fourth Quarter and Full Year 2015 Financial Results

- Reports Fourth Quarter FFO Excluding Certain Items of $0.38 Per Diluted Share -
- Provides 2016 Guidance -

Dallas, Texas - February 16, 2016 - TIER REIT, Inc. (NYSE: TIER), a Dallas-based real estate investment trust that specializes in owning and operating office properties located in select U.S. markets, today announced financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter and Full Year 2015 Highlights

•	Reported funds from operations (“FFO”), excluding certain items, of $0.38 per diluted share for the quarter and $1.49 per diluted share for the year ended December 31, 2015

•	Increased occupancy 30 basis points from September 30, 2015 and 170 basis points from December 31, 2014

•	Reduced weighted average interest rate on overall borrowings to 4.03% at December 31, 2015

•	Sold approximately $550 million in properties during the year, primarily located in non-strategic markets

•	Acquired approximately $200 million of properties and developable land during the year in target markets and submarkets of Austin, Texas and Dallas, Texas

“2015 was a significant year for TIER REIT and its stockholders. In addition to listing our common stock on the New York Stock Exchange, we internalized property management and all remaining administrative functions, increased occupancy, and reduced leverage and borrowing costs while balancing our debt maturity schedule. We believe we have made substantial progress in positioning the Company as a premier office REIT,” stated Scott Fordham, Chief Executive Officer and President of TIER REIT.

Mr. Fordham continued, “Looking ahead, our strategy for 2016 is to further monetize non-strategic properties and reduce our leverage while staying focused on leasing and occupancy. Known lease expirations will result in downward pressure on occupancy during the first half of the year, which we believe we can work to overcome in the second half through positive leasing momentum within the portfolio. In short, we will continue to work diligently to capitalize on future internal and external growth opportunities and deliver upon our goal of providing outsized stockholder returns over the long-term.”

Fourth Quarter and Full Year 2015 Financial Results
NAREIT-defined FFO attributable to common stockholders for the quarter ended December 31, 2015, was $17.4 million, or $0.37 per diluted share, as compared to $3.1 million, or $0.06 per diluted share, for the quarter ended December 31, 2014. FFO attributable to common stockholders, excluding certain items, for the quarter ended December 31, 2015, was $18.0 million, or $0.38 per diluted share, as compared to $19.8 million, or $0.40 per diluted share, for the quarter ended December 31, 2014.

In the fourth quarter of 2015, NAREIT-defined FFO attributable to common stockholders, as well as FFO attributable to common stockholders, excluding certain items, included a previously announced charge of $0.06 per diluted share related to the transition from an arrears-based equity incentive program to a new, forward-looking, multi-year, long-term equity incentive program that is principally based on the Company's total stockholder return performance on an absolute and relative basis.

Net loss attributable to common stockholders was $11.2 million, or $0.24 per diluted share for the quarter ended December 31, 2015, as compared to net income attributable to common stockholders of $45.8 million, or $0.92 per diluted share, for the quarter ended December 31, 2014.

NAREIT-defined FFO attributable to common stockholders for the year ended December 31, 2015, was $35.1 million, or $0.71 per diluted share, as compared to $53.7 million, or $1.07 per diluted share, for the year ended December 31, 2014. FFO attributable to common stockholders, excluding certain items, for the year ended December 31, 2015, was

$73.4 million, or $1.49 per diluted share, as compared to $71.4 million, or $1.43 per diluted share, for the year ended December 31, 2014.

Net loss attributable to common stockholders was $32.1 million, or $0.66 per diluted share, for the year ended December 31, 2015, as compared to net income attributable to common stockholders of $17.4 million, or $0.35 per diluted share, for the year ended December 31, 2014.

FFO attributable to common stockholders, excluding certain items, excludes costs associated with acquisition expenses, loss on early extinguishment of debt, default interest, and accretion/(dilution) of the Series A Convertible Preferred Stock, as well as non-recurring items, such as fees paid to terminate third party property management and administrative services and costs associated with listing the Company’s shares of common stock on the NYSE and the related tender offer.

Leasing Update
Occupancy at the Company’s properties was 89.7% at December 31, 2015, as compared to occupancy of 88.0% at December 31, 2014.

During the fourth quarter of 2015, the Company leased 267,000 square feet, which included 118,000 square feet of renewals, 46,000 square feet of expansion space, and 103,000 square feet of new leasing. During the full year 2015, the Company leased 1.8 million square feet, which included 1.1 million square feet of renewals, 246,000 square feet of expansion space, and 480,000 square feet of new leasing.

Acquisitions, Dispositions & Development
On November 30, 2015, Paces West was sold for a total contract sales price of approximately $112.5 million by a joint venture in which the Company owns a non-controlling 10% interest, resulting in the Company recognizing a gain on sale of approximately $3.4 million. Also in the fourth quarter, the Company sold components of its acquisition at The Domain in Austin, Texas that were non-strategic, including an interest in a multifamily residential property for $15.0 million and unimproved land to accommodate a hotel for approximately $4.3 million.

The Company owned 35.6 acres of developable land at December 31, 2015 that can accommodate up to 2.7 million square feet of future office development. The Company is in the pre-leasing and early design phases for select development sites located in Austin and Plano, Texas, with plans to prudently proceed with projects subject to market demands and certain pre-leasing requirements.

During the fourth quarter of 2015, a joint venture between the Company and a third party commenced development of an approximately 291,000 square foot office property located at The Domain in Austin, Texas. Development of the property is expected to be completed in the first quarter of 2017.

Financing and Capital Markets Activity
During the fourth quarter of 2015, the Company paid off $5.4 million of debt maturing in 2015 secured by the Wanamaker Building and paid off $46.8 million of debt maturing in 2016 secured by the Woodcrest Corporate Center property. Additionally, as of December 31, 2015, the Company believes it met certain financial covenants for two consecutive quarters that will enable its secured credit facility to convert to an unsecured structure.

The Company’s weighted average interest rate, including unconsolidated and held-for-sale debt, decreased 131 basis points during the year, from 5.34% at December 31, 2014 to 4.03% at December 31, 2015.

Distributions
For the fourth quarter of 2015, the Company’s board of directors authorized a distribution in the amount of $0.18 per share on its common stock to stockholders of record as of the close of business on December 30, 2015, which was paid on January 8, 2016.

On February 11, 2016, the Company’s board of directors authorized a distribution for the first quarter of 2016 in the amount of $0.18 per share on its common stock to stockholders of record as of the close of business on March 31, 2016, payable on April 8, 2016.

2016 Outlook
The Company initiated its 2016 outlook for NAREIT-defined FFO, as well as FFO, excluding certain items, at $1.51 to $1.57 per diluted share. This outlook reflects management’s view of current and future market conditions, including assumptions such as disposition activity, rental rates, occupancy levels, operating and general and administrative expenses, weighted average diluted shares outstanding, and interest rates. This outlook does not include any effects related to potential acquisitions.
The Company’s 2016 outlook includes the following assumptions:

•	$200 million to $400 million of dispositions of non-strategic properties

•	Same Store Cash net operating income (“NOI”) growth, excluding lease terminations, of 1.0% to 3.0%

•	Same Store GAAP NOI growth, excluding lease terminations, of 1.0% to 3.0%

•	Lease termination fees of $1.0 million to $2.0 million

•	Straight line rent and lease incentive revenue of $11.0 million to $13.0 million

•	Above- and below-market rent amortization of $4.4 million to $5.0 million

•	General and administrative expenses of $23.5 million to $24.5 million

•	Year-end occupancy of 89.5% to 90.5%

•	Weighted average of 47.9 million shares of common stock outstanding

Supplemental Information
A copy of the Company’s supplemental information regarding its financial results and operations for the quarter ended December 31, 2015, is available in the “Investor Relations” section of the Company’s website at www.tierreit.com. A copy may also be obtained by contacting the Investor Relations department by email to ir@tierreit.com.

Conference Call
A conference call will be held on Tuesday, February 16, 2016, at 2:00 PM Eastern time/ 1:00 PM Central time. TIER REIT will host the conference call to discuss matters related to the Company’s financial results and operating performance, as well as business highlights and outlook. In addition, the Company may discuss business and financial developments and trends and other matters affecting the Company, some of which may not have been previously disclosed. A live audio webcast can be accessed through the Company’s website at www.tierreit.com under the “Investor Relations” section. A replay of the call will also be available on the website for 30 days.

To Participate in the Telephone Conference Call
Dial in at least five minutes prior to start time.
Domestic Call-In Number: 877.407.0789
International Call-In Number: 201.689.8562

Conference Call Playback
Call-in Number: 877.870.5176
International: 858.384.5517
Passcode: 13629622
The audio playback can be accessed through March 1, 2016.

About TIER REIT, Inc.
TIER REIT, Inc. is a self-managed, Dallas-based real estate investment trust focused on maximizing total return to stockholders through the combination of stock appreciation and income derived from a sustainable distribution. TIER REIT’s investment strategy is to acquire, develop and operate a portfolio of best-in-class office properties in select U.S. markets that consistently lead the nation in both population and office-using employment growth. For additional information regarding TIER REIT, please visit www.tierreit.com or call 972.483.2400.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws relating to the business and financial outlook of TIER REIT that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. These forward-looking statements include discussion and analysis of the financial condition of us and our subsidiaries, including our ability to rent space on favorable terms, our ability to address debt maturities and fund our capital requirements, our intentions to sell certain properties, our intentions with respect to development activity, the value of our assets, our anticipated capital expenditures, the amount and timing of any anticipated future cash distributions to our stockholders, and other matters. Words such as “may,” "will," “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “objectives,” “strategies,” “goals,” and variations of these words and similar expressions are intended to identify forward-looking statements.

Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. Factors that could cause actual results to vary materially from those expressed in forward-looking statements include changes in real estate conditions and in the capital markets, as well as the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Forward-looking statements in this press release speak only as of the date on which such statements were made and, except as required by law, we undertake no obligation to update any such statements that may become untrue because of subsequent events.

Contact Information
TIER REIT, Inc.
Scott McLaughlin, 972.483.2465
smclaughlin@tierreit.com

Financial Tables Follow

TIER REIT, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2015	December 31, 2014
Assets
Real estate
Land	$179,989	$286,430
Land held for development	45,059	—
Buildings and improvements, net	1,348,200	1,482,336
Total real estate	1,573,248	1,768,766
Cash and cash equivalents	12,248	31,442
Restricted cash	10,712	35,324
Accounts receivable, net	76,228	83,380
Prepaid expenses and other assets	6,712	7,129
Investments in unconsolidated entities	88,998	39,885
Deferred financing fees, net	11,965	10,783
Lease intangibles, net	83,548	94,690
Other intangible assets, net	10,086	2,144
Assets associated with real estate held for sale	—	137,640
Total assets	$1,873,745	$2,211,183

Liabilities and equity

Liabilities
Notes payable	$1,080,425	$1,194,085
Accounts payable	831	2,790
Payables to related parties	292	2,041
Acquired below-market leases, net	11,934	16,984
Distributions payable	8,596	—
Accrued liabilities	70,766	77,375
Other liabilities	23,082	21,405
Obligations associated with real estate held for sale	—	108,343
Total liabilities	1,195,926	1,423,023

Commitments and contingencies

Series A Convertible Preferred Stock	2,700	4,626

Equity
Preferred stock, $.0001 par value per share; 17,490,000 shares authorized, none outstanding	—	—
Convertible stock, $.0001 par value per share; 1,000 shares authorized, none outstanding	—	—
Common stock, $.0001 par value per share; 382,499,000 shares authorized, 47,362,372 and 49,877,350 shares issued and outstanding at December 31, 2015 and 2014, respectively (1)	5	5
Additional paid-in capital (1)	2,600,193	2,645,927
Cumulative distributions and net loss attributable to common stockholders	(1,922,721)	(1,862,555)
Accumulated other comprehensive loss	(3,860)	(788)
Stockholders’ equity	673,617	782,589
Noncontrolling interests	1,502	945
Total equity	675,119	783,534
Total liabilities and equity	$1,873,745	$2,211,183
_______________________
(1) Amounts have been adjusted retroactively to reflect a one-for-six reverse stock split effected on June 2, 2015.

TIER REIT, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Rental revenue	$67,085	$74,616	$282,365	$288,067
Expenses
Property operating expenses	21,812	24,358	89,158	95,456
Interest expense	12,707	17,254	57,454	67,374
Real estate taxes	8,622	9,944	40,134	41,472
Property management fees	249	2,198	5,028	8,678
Asset impairment losses	—	4,940	132	13,165
General and administrative	8,934	5,242	44,941	19,058
Depreciation and amortization	30,182	31,682	122,731	119,670
Total expenses	82,506	95,618	359,578	364,873
Interest and other income	257	81	810	513
Loss on early extinguishment of debt	(24)	(426)	(21,502)	(426)
Loss from continuing operations before income taxes, equity in operations of investments, and gain on sale of assets	(15,188)	(21,347)	(97,905)	(76,719)
Benefit (provision) for income taxes	(209)	73	(1,507)	28
Equity in operations of investments	3,829	522	3,982	1,836
Loss from continuing operations before gain on sale of assets	(11,568)	(20,752)	(95,430)	(74,855)
Discontinued operations
Income (loss) from discontinued operations	17	(17,634)	1,407	(30,894)
Gain on sale or transfer of discontinued operations	297	86,195	15,383	90,221
Discontinued operations	314	68,561	16,790	59,327
Gain (loss) on sale of assets	(2)	—	44,477	—
Net income (loss)	(11,256)	47,809	(34,163)	(15,528)
Noncontrolling interests in continuing operations	41	41	159	132
Noncontrolling interests in discontinued operations	(1)	(118)	(30)	(120)
Dilution (accretion) of Series A Convertible Preferred Stock	—	(1,926)	1,926	(1,926)
Net income (loss) attributable to common stockholders	$(11,216)	$45,806	$(32,108)	$(17,442)
Basic and diluted weighted average common shares outstanding (1)	47,244,471	49,877,350	48,960,393	49,875,899
Basic and diluted income (loss) per common share: (1)
Continuing operations	$(0.24)	$(0.45)	$(1.00)	$(1.54)
Discontinued operations	—	1.37	0.34	1.19
Basic and diluted income (loss) per common share	$(0.24)	$0.92	$(0.66)	$(0.35)

Distributions declared per common share (1)	$0.18	$—	$0.54	$—

Net income (loss) attributable to common stockholders:
Continuing operations	$(11,529)	$(22,637)	$(48,868)	$(76,649)
Discontinued operations	313	68,443	16,760	59,207
Net income (loss) attributable to common stockholders	$(11,216)	$45,806	$(32,108)	$(17,442)
Comprehensive income (loss):
Net income (loss)	$(11,256)	$47,809	$(34,163)	$(15,528)
Other comprehensive income (loss): unrealized gain (loss) on interest rate derivatives	6,299	(789)	(3,077)	(789)
Dilution (accretion) of Series A Convertible Preferred Stock	—	(1,926)	1,926	(1,926)
Comprehensive income (loss)	(4,957)	45,094	(35,314)	(18,243)
Comprehensive (income) loss attributable to noncontrolling interests	29	(76)	134	13
Comprehensive income (loss) attributable to common stockholders	$(4,928)	$45,018	$(35,180)	$(18,230)
__________________________
(1) Amounts have been adjusted retroactively to reflect a one-for-six reverse stock split effected on June 2, 2015.

Calculation of FFO and FFO, excluding certain items
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income (loss)	$(11,256)	$47,809	$(34,163)	$(15,528)
Net (income) loss attributable to noncontrolling interests	40	(77)	129	12
Dilution (accretion) of Series A Convertible Preferred Stock	—	(1,926)	1,926	(1,926)
Adjustments (1):
Real estate depreciation and amortization from consolidated properties	29,910	37,181	122,230	143,168
Real estate depreciation and amortization from unconsolidated properties	2,427	1,307	6,985	5,161
Real estate depreciation and amortization - noncontrolling interests	(10)	—	(20)	—
Impairment of depreciable real estate assets	—	4,940	132	13,165
Gain on sale of depreciable real estate	(3,698)	(86,195)	(63,263)	(90,221)
Taxes associated with sale of depreciable real estate	—	—	1,259	—
Noncontrolling interests (OP units and vested restricted stock units) share of above adjustments	(50)	68	(116)	(117)
FFO attributable to common stockholders	17,363	3,107	35,099	53,714
Acquisition expenses	26	86	1,863	90
Tender offer and listing costs	(27)	104	5,526	104
Loss on early extinguishment of debt	31	14,616	21,606	15,562
Non-cash default interest	625	—	980	—
BHT Advisors termination fee and HPT Management buyout fee	—	—	10,301	—
Noncontrolling interests (OP units and vested restricted stock units) share of above adjustments	(1)	(24)	(70)	(25)
Accretion (dilution) of Series A Convertible Preferred Stock	—	1,926	(1,926)	1,926
FFO attributable to common stockholders, excluding certain items	$18,017	$19,815	$73,379	$71,371

Weighted average common shares outstanding - basic (2)	47,244	49,877	48,960	49,876
Weighted average common shares outstanding - diluted (2) (3)	47,436	49,996	49,148	50,001

Net income (loss) per common share - basic and diluted (2) (3)	$(0.24)	$0.92	$(0.66)	$(0.35)
FFO per common share - diluted (2)	$0.37	$0.06	$0.71	$1.07
FFO, excluding certain items, per common share - diluted (2)	$0.38	$0.40	$1.49	$1.43
_______________________

(1)	Reflects the adjustments of continuing operations, as well as discontinued operations.

(2)	Amounts have been adjusted retroactively to reflect a one-for-six reverse stock split effected on June 2, 2015.

(3)	There are no dilutive securities for purposes of calculating the net income (loss) per common share.

Non-GAAP Supplemental Financial Measures

We compute our financial results in accordance with generally accepted accounting principles (GAAP). Although Funds from Operations and Funds from Operations, excluding certain items, are non-GAAP financial measures, we believe that these calculations are helpful to stockholders and potential investors and are widely recognized measures of real estate investment trust performance. We have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measure in tables included in this press release.

Funds from Operations (“FFO”)
Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient for evaluating operating performance.  FFO is a non-GAAP financial measure that is widely recognized as a measure of a REIT’s operating performance.  We use FFO as defined by the National Association of Real Estate Investment Trusts (NAREIT) in the April 2002 “White Paper on Funds From Operations” which is net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains (or losses) from sales of property and impairments of depreciable real estate (including impairments of investments in unconsolidated entities which resulted from measurable decreases in the fair value of the depreciable real estate held by the unconsolidated entity), plus depreciation and amortization of real estate assets, and after related adjustments for unconsolidated entities and noncontrolling interests.  The determination of whether impairment charges have been incurred is based partly on anticipated operating performance and hold periods.  Estimated undiscounted cash flows from a property, derived from estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred.  While impairment charges for depreciable real estate are excluded from net income (loss) in the calculation of FFO as described above, impairments reflect a decline in the value of the applicable property which we may not recover.

We believe that the use of FFO, together with the required GAAP presentations, is helpful in understanding our operating performance because it excludes real estate-related depreciation and amortization, gains and losses from property dispositions, impairments of depreciable real estate assets, and extraordinary items, and as a result, when compared period to period, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income.  Factors that impact FFO include fixed costs, yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on debt financing, and operating expenses.

We also evaluate FFO, excluding certain items. The items excluded relate to certain non-operating activities or certain non-recurring activities that create significant FFO volatility. We believe it is useful to evaluate FFO excluding these items because it provides useful information in analyzing comparability between reporting periods and in assessing the sustainability of our operating performance.

FFO and FFO, excluding certain items, should not be considered as alternatives to net income (loss), or as indicators of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make distributions.  Additionally, the exclusion of impairments limits the usefulness of FFO and FFO, excluding certain items, as historical operating performance measures since an impairment charge indicates that operating performance has been permanently affected.  FFO and FFO, excluding certain items, are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and FFO, excluding certain items.  FFO and FFO, excluding certain items, are non-GAAP measurements and should be reviewed in connection with other GAAP measurements.  Our FFO and FFO, excluding certain items, as presented may not be comparable to amounts calculated by other REITs that do not define FFO in accordance with the current NAREIT definition, or interpret it differently, or that identify and exclude different items related to non-operating activities or certain non-recurring activities.
Net Operating Income (“NOI”)
NOI is a non-GAAP financial measure equal to rental revenue, less property operating expenses (excluding tenant improvement demolition costs), real estate taxes, and property management expenses.   Our management uses NOI internally as a performance measure and believes NOI is useful to investors as a performance measure because NOI reflects only those income and expense items that are incurred at the property level and is therefore a useful measure for evaluating a property’s performance. Using NOI on a comparative basis allows investors to evaluate property level performance compare the operating performance of our properties in a given market with the operating performance of other real estate companies in the same market, and consequently allocate their own investment capital accordingly.
Further, we use NOI internally as a performance measure and believe NOI is useful to investors as a performance measure because, when compared year over year, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and general and administrative expenses on an un-leveraged basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property’s results of operations. Certain items such as interest expense, while included in net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. In addition, it is useful to our management and investors that depreciation and amortization are excluded from NOI because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time, and, instead, real estate values have historically risen or fallen with market conditions.
NOI presented by us may not be comparable to NOI reported by other REITs that do not define NOI exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income as presented in our consolidated financial statements and notes thereto. NOI should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions.
Same Store GAAP NOI and Same Store Cash NOI
Same Store GAAP NOI is equal to rental revenue, less lease termination fee income, property operating expenses (excluding tenant improvement demolition costs), real estate taxes, and property management expenses for our same store properties and is considered a non-GAAP financial measure. Same Store Cash NOI is equal to Same Store GAAP NOI less non-cash revenue items including straight-line rent adjustments and the amortization of above- and below-market rent. The same store properties include our operating office properties owned and operated for the entirety of the current and comparable periods and include our current ownership percentage in each period for properties in which we own an unconsolidated interest.  We view Same Store GAAP NOI and Same Store Cash NOI as important measures of the operating performance of our properties because they allow us to compare operating results of properties owned and operated for the entirety of the current and comparable periods and therefore eliminate variations caused by acquisitions or dispositions during the periods under review.
Same Store GAAP NOI and Same Store Cash NOI presented by us may not be comparable to Same Store GAAP NOI or Same Store Cash NOI reported by other REITs that do not define Same Store GAAP NOI or Same Store Cash NOI exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, Same Store GAAP NOI and Same Store Cash NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements and notes thereto. Same Store GAAP NOI and Same Store Cash NOI should not be considered as alternatives to net income (loss) as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions.